Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS	February 4, 2010
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE
QUARTER AND YEAR ENDED DECEMBER 31, 2009

18% SEQUENTIAL REVENUE GROWTH FOR QUARTER

ANGLETON, TX, FEBRUARY 4, 2010 – Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $600 million for the quarter ended December 31, 2009, compared to $582 million for the same quarter in the prior year. The Company reported fourth quarter net income of $17 million, or $0.26 per diluted share. In the comparable period of 2008, the Company reported a net loss of $204 million, or $3.13 per diluted share. Excluding restructuring charges and goodwill impairment charges in 2008, the Company would have reported net income of $19 million, or $0.29 per diluted share, in the fourth quarter of 2009 and $17 million, or $0.27 per diluted share, in the fourth quarter of 2008.

Sales for the year ended December 31, 2009 were $2.1 billion, compared to $2.6 billion in 2008. The net income for the year ended December 31, 2009 was $54 million, or $0.83 per diluted share. In the prior year, the net loss was $136 million, or $2.02 per diluted share. Excluding restructuring charges and a discrete tax benefit related to a previously closed facility, the Company would have reported net income of $59 million, or $0.90 per diluted share, in 2009. Excluding goodwill impairment, restructuring charges and a discrete tax benefit related to a previously closed facility, the Company would have reported net income of $82 million, or $1.22 per diluted share, in 2008.

“I am pleased with the solid performance of our team in the fourth quarter. The strong demand from our existing customers as well as the progress of our new program ramps contributed to an 18% sequential increase in revenues over the third quarter,” said Cary T. Fu, the Company’s Chief Executive Officer. “Our fourth quarter revenue and operating margin improvements were achieved in the face of numerous challenges, including the inefficiencies caused by component lead time constraints. We have gained significant momentum in new business bookings and program ramps and are well positioned to continue to gain share in our key markets.”

Fourth Quarter 2009 Financial Highlights

•	Operating margin for the fourth quarter was 3.1% on a GAAP basis and 3.5%, excluding restructuring charges.
•	Cash flows provided by operating activities for the fourth quarter and the year ended December 31, 2009 were approximately $6 million and $124 million, respectively.
•	Cash and long-term investments balance was $467 million at December 31, 2009. Long-term investments consist of $46 million of auction rate securities.
•	Accounts receivable was $417 million at December 31, 2009; calculated days sales outstanding were 63 days.
•	Inventory was $316 million at December 31, 2009; inventory turns were 7.1 times.
•	Repurchases of common shares for the fourth quarter totaled $18 million or 1.0 million shares.
•	Restructuring charges for the fourth quarter of 2009 were approximately $2.4 million primarily related to capacity reduction and severance related costs in Europe and the Americas.

First Quarter 2010 Outlook
Sales for the first quarter of 2010 are expected to range from $580 million to $620 million. Diluted earnings per share for the first quarter, excluding restructuring charges, are expected to be between $0.28 and $0.32.

Non-GAAP Financial Measures
This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

The non-GAAP information included in this press release is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements
This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, the statement “we have gained significant momentum in new business bookings and program ramps and are well positioned to continue to gain share in our key markets”, and our sales and diluted earnings per share (excluding restructuring charges) guidance for the first quarter of 2010, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, and customer actions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2008, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information
Benchmark Electronics, Inc. provides electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 24 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
 (Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Income (loss) from operations (GAAP)	$18,616	$(231,924)	$52,815	$(166,480)
Restructuring charges	2,363	2,527	8,264	2,780
Goodwill impairment	—	247,482	—	247,482

Non-GAAP income from operations	$20,979	$18,085	$61,079	$83,782

Net income (loss) (GAAP)	$16,686	$(203,738)	$53,895	$(135,632)
Restructuring charges, net of tax	1,951	2,266	7,293	2,494
Discrete US tax benefit	—	—	(2,668)	(3,440)
Goodwill impairment, net of tax	—	218,904	—	218,904

Non-GAAP net income	$18,637	$17,432	$58,520	$82,326

Earnings (loss) per share: (GAAP)
Basic	$0.26	$(3.13)	$0.83	$(2.02)
Diluted	$0.26	$(3.13)	$0.83	$(2.02)

Earnings per share: (Non-GAAP)
Basic	$0.29	$0.27	$0.90	$1.23
Diluted	$0.29	$0.27	$0.90	$1.22

Weighted average shares used in calculating
earnings (loss) per share:
Basic	64,173	65,173	64,758	67,060
Diluted	64,749	65,406	65,116	67,528

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income (Loss)
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,

	2009	2008	2009	2008

Net sales	$600,223	581,770	2,089,253	2,590,167
Cost of sales	556,647	540,989	1,942,674	2,414,231

Gross profit	43,576	40,781	146,579	175,936

Selling, general and administrative expenses	22,597	22,696	85,500	92,154
Restructuring charges	2,363	2,527	8,264	2,780
Goodwill impairment	—	247,482	—	247,482

Income (loss) from operations	18,616	(231,924)	52,815	(166,480)

Other income (expense):
Interest income	500	1,766	2,210	8,675
Interest expense	(348)	(353)	(1,399)	(1,455)
Other	(735)	224	(1,705)	1,772
Total other income (expense), net	(583)	1,637	(894)	8,992

Income (loss) before income taxes	18,033	(230,287)	51,921	(157,488)

Income tax benefit (expense)	(1,347)	26,549	1,974	21,856

Net income (loss)	$16,686	(203,738)	53,895	(135,632)

Denominator for basic earnings (loss) per share - weighted average number of common shares outstanding during the period	64,173	65,173	64,758	67,060
Incremental common shares attributable to restricted shares and the assumed exercise of outstanding equity instruments	576	—	358	—
Denominator for diluted earnings (loss) per share	64,749	65,173	65,116	67,060
Earnings (loss) per share:
Basic	$0.26	(3.13)	0.83	(2.02)
Diluted	$0.26	(3.13)	0.83	(2.02)

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
December 31, 2009
(Amounts in Thousands)
(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$421,243
Accounts receivable, net	417,268
Inventories, net	315,743
Other current assets	48,657

Total current assets	1,202,911

Long-term investments	45,686
Property, plant and equipment, net	126,250
Other assets, net	56,195
Goodwill, net	37,912

Total assets	$1,468,954

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of capital lease obligations	$300
Accounts payable	275,900
Accrued liabilities	60,733

Total current liabilities	336,933

Capital lease obligations, less current installments	11,381
Other long-term liabilities	23,856
Shareholders’ equity	1,096,784

Total liabilities and shareholders’ equity	$1,468,954